EXHIBIT 99.1

August 15, 2022

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter

MIDLAND, TX – 08/15/2022 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $1,298,672, or $0.59 per diluted share, for the quarter ending June 30, 2022, the Company’s first quarter of fiscal 2023, an increase of 340% versus $395,006 or $0.19 per diluted share, for the comparable quarter ending June 30, 2021.

Operating revenues in the first quarter of fiscal 2023 increased 94% to $2,449,973 from $1,264,198 for the first quarter of fiscal 2022. This increase resulted from an 18% increase in barrels of oil equivalent (“BOE”) production volumes as well as the average sales price of oil and natural gas for the quarter ending June 30, 2022 to $109.62 per barrel (a 71% increase) and $6.61 per Mcf (a 122% increase), respectively.

The Company currently plans to participate in the drilling and completion of approximately 52 horizontal wells at an estimated aggregate cost of approximately $3,800,000 for the fiscal year ending March 31, 2023 an increase of 198% over fiscal 2022. During the first quarter of fiscal 2023, Mexco participated with various percentage interests in the drilling of 19 of these wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico and 12 of these wells in the Midland Basin located in the eastern portion of the Permian Basin in Reagan County, Texas with aggregate costs of approximately $2,800,000 to date.

The Company also expended approximately $101,000 during the first quarter of fiscal 2023 for the additional completion costs of 4 drilled but uncompleted horizontal wells located in Lea County, New Mexico that the Company participated in drilling during fiscal 2022. These wells were completed at the end of April 2022 and began producing at an aggregate average rate of 1,384 barrels of oil, 3,530 barrels of water; and 2,172,000 cubic feet of gas per day, or 1,804 BOE per day. Mexco’s working interest in these wells is .37%.

The President and Chief Financial Officer of the Company stated, “We benefit from improved commodity prices, increased production volumes and a doubling of our oil and gas drilling planned expenditures.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2022. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.